Dryden Index Series Fund
For the annual period ended 9/30/07
File number 811-06677

Dryden Stock Index Fund, a series of
Dryden Index Series Fund

Supplement dated June 20, 2007 to the Prospectus dated December 1, 2006

This supplement sets forth certain changes to the Prospectus of the Dryden Index Series Fund (the Trust) dated December 1,
2006 with respect to its series, the Dryden Stock Index Fund (the Fund) The following should be read in conjunction with the Fund's Prospectus and should be retained for future reference.

Effective June 1, 2007, the Board of Trustees approved certain changes as reflected below to the Fund's fee structure.

1.  The following table and footnotes replace the Annual
Fund Operating Expense table and footnotes under the caption "Fees and Expenses" in the Fund's Prospectus:

Annual Fund Operating Expenses (deducted from Fund assets)






Class A
Class B
Class C
Class I
Class Z
Management fees
..28%
..28%
..28%
..28%
..28%
+ Distribution and service (12b-1) fees
..30
1.00
1.00
None
None
+ Transfer agent fees
..11
..24
..15
..07
..13
+ Other expenses
..03
..03
..03
..03
..03
= Total annual Fund operating expenses
..72
1.55
1.46
..38
..44
- Fee waiver or expense reimbursement
(.25)
(.20)
(.20)
(.20)
(.20)
= Net annual Fund operating expenses
..47
1.35
1.26
..18
..24

Notes to Fees and Expenses Tables
 The management fee shown is based on the Fund's average net assets as of the close of the Fund's fiscal year. The Fund's management fee schedule includes fee breakpoints which reduce the Fund's effective management fee as Fund average net assets increase. Changes in Fund assets may result in increases or decreases in the Fund's effective management fee. The Fund's management fee schedule is set forth below:
..30% to $1 billion; .25% over $1 billion.
Effective June 1, 2007 to January 31, 2009, the Fund's manager has agreed to contractually waive a portion of its management fee so that the effective management fee for the Fund will be .08 of 1% of the average daily net assets of the Fund.
  Effective June 1, 2007, the Fund's Class I and Class Z shares are subject to a transfer agency fee of .07% and .13%, respectively, of the average daily net assets of such Class I and Class Z shares. Effective June 1, 2007, the manager will no longer subsidize the transfer agency fees for Class A, Class B and Class C shares.
 Your broker may charge you a separate or additional fee for purchases and sales of shares.
If the value of your account is less than $2,500, the Fund will deduct a $15 annual small balance account fee from your account. The small balance account fee will also be charged on accounts invested in Class L, M or X shares, if applicable, (these share classes are currently not offered for sale). The $15 annual small balance account fee will be assessed during the 4th calendar quarter of each year. Any applicable CDSC on the shares redeemed to pay the $15 small balance account fee will be waived. The $15 small balance account fee will not be charged on: (i) accounts during the first six months from inception of the account, (ii) omnibus accounts, (iii) institutional accounts, (iv) group retirement plans, and (v) Automatic Investment Plan ("AIP") accounts or employee savings plan accounts. For more information, see
"Purchase, Redemption and Pricing of Fund Shares - Small
Balance Account Fee" in the Statement of Additional
Information.
 Investors who purchase $1 million or more of Class A shares are not subject to an initial sales charge but are subject to a contingent deferred sales charge (CDSC) of 1% for shares redeemed within 12 months of purchase. The CDSC is waived for purchases by certain retirement or benefit plans.
 The CDSC for Class B shares decreases by 1% annually to 1% in the fifth and sixth years and 0% in the seventh year. Class B shares automatically convert to Class A shares approximately seven years after purchase.
 The CDSC for Class C shares is 1% for shares redeemed within 12 months of purchase.
 For the period ending January 31, 2008, the Distributor of the Fund has contractually agreed to reduce its distribution and service (12b-1) fees for Class A shares to .25 of 1% of the average daily net assets of the Class A shares.
The Fund may invest in other investment companies (the Acquired Portfolios). For example, the Fund invests in shares of the Dryden
Core Investment Fund. Fund shareholders indirectly bear the fees and expenses of the Acquired Portfolios. When in excess of 0.01%, such expenses shown under "Acquired Portfolio Fees and Expenses" represent a weighted average of the expense ratio of the Acquired Portfolio in which the Fund invested during the period ended
September 30, 2006. The Fund does not pay any transaction costs when purchasing or redeeming shares of the Acquired Portfolios.
Since the Fund's "Acquired Portfolio Fees and Expenses" are less than 0.01%, such expenses are included in the column entitled "Other Expenses." This may cause the "Total Annual Fund Operating
Expenses" to differ from those set forth in each Fund's Financial
Highlights.

2. The following replace the disclosure contained under the caption "Examples" in the Fund's Prospectus:

EXAMPLES
This example is intended to help you compare the fees and expenses of the Fund's different share classes and compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same, except for the Distributor's reduction of distribution and service (12b-1) fees for Class A shares and the contractual management fee waiver, which are effective in this example for only the first year. Approximately seven years after purchase, Class B shares will automatically convert to Class A shares on a quarterly basis. The information in the ten years column reflects this conversion.
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Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Example (Redemption)





One Year
Three Years
Five Years
Ten Years
Class A shares
$372
$523
$689
$1,168
Class B shares
 637
 770
 926
 1,499
Class C shares
 228
 442
 778
 1,729
Class I shares
 18
 102
 193
 461
Class Z shares
 25
 121
 226
 535

You would pay the following expenses on the same investment if you did not sell your shares:

Example (No Redemption)





One Year
Three Years
Five Years
Ten Years
Class A shares
$372
$523
$689
$1,168
Class B shares
 137
 470
 826
 1,499
Class C shares
 128
 442
 778
 1,729
Class I shares
 18
 102
 193
 461
Class Z shares
 25
 121
 226
 535
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